UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
April 30, 2007
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EUROBANCSHARES, INC.
(Exact name of registrant as specified in its charter)
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Commonwealth of Puerto Rico	000-50872	66-0608955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 Muñoz Rivera Avenue San Juan, Puerto Rico 00918
(Address of principal executive offices) (Zip Code)

(787) 751-7340
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of  Principal Officers.

Effective as of April 30, 2007, the Board of Directors of EuroBancshares, Inc. (the “Company”) appointed Luis F. Hernández-Santana as a Class A director on the Board of Directors of the Company. Mr. Hernández was appointed to fill the vacancy in Class A that was created when Juan Ramón Gómez-Cuétara Aguilar, previously a Class A director, was elected as a Class B director at the Company’s 2007 annual shareholders’ meeting.

Before the annual shareholders’ meeting, Mr. Hernández served as a Class B director and was not nominated for re-election at the annual shareholders’ meeting. Upon his appointment as a Class A director, Mr. Hernández will continue to serve as Chairman of the Audit Committee of EuroBancshares’ Board of Directors. Mr. Gómez-Cuétara continues to serve as a member of the Compensation Committee and the Nominating and Governance Committee.

Mr. Hernández, age 47, is a certified public accountant and managing partner of Torres, Hernández & Punter, CPA, CSP, a position he has held since 2004. Between 1998 and 2004, Mr. Hernández served as partner of Torres CPA Group.

Mr. Hernández is not a party to any arrangement or understanding with any person pursuant to which he was appointed as a director, nor is Mr. Hernández a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EUROBANCSHARES, INC.

Date: May 4, 2006	By:	/s/ Rafael Arrillaga-Torréns, Jr.
Rafael Arrillaga-Torréns, Jr.
Chairman of the Board, President and Chief Executive Officer